UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERNATIONAL SEAWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON June 8, 2026

May 4, 2026

This Supplement to the Definitive Proxy Statement on Schedule 14A filed by International Seaways, Inc. with the U.S. Securities and Exchange Commission on April 29, 2026 (the “Proxy Statement”) is being filed to clarify the applicable voting standard for, and impact of abstentions and broker non-votes on, the proposals set forth in the Proxy Statement. The affirmative vote of the majority of the votes cast by the holders of stock entitled to vote thereon is required to approve each of Proposals 1, 2, 3 and 4. Abstentions and broker non-votes will have no effect on the outcome of Proposals 1, 2, 3 and 4.

The supplemental disclosure contained in this does not change the proposals to be acted on at the Annual Meeting or the recommendation of the board of directors with respect to any proposals. Except as specifically supplemented by the information above, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted unless revoked.

The Board recommends voting “FOR” each of the directors named in the Proxy Statement (Proposal No. 1), “FOR” ratification of the Company’s independent registered public accounting firm (Proposal No. 2), “FOR” approval of the compensation of the Named Executive Officers (Proposal No. 3), and “FOR” ratification of the Second Amended and Restated Rights Agreement (Proposal No. 4).